Term Sheet (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and Product Supplement EQUITY STR-1 dated February 11, 2026)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303
1,964,939 Units $10 principal amount per unit CUSIP No. 06749E250	Pricing Date Settlement Date Maturity Date	September 10, 2026 September 17, 2026 September 28, 2029

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs

▪

Automatically callable if the value of the Basket (as defined below) on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value. If the notes are called, on the relevant Call Settlement Date you will receive the applicable Call Amount, and no further amounts will be payable on the notes.

▪

In the event of an automatic call, the amount payable per unit will be:

▪

$11.596 if called on the first Observation Date

▪

$13.192 if called on the second Observation Date

▪

$14.788 if called on the final Observation Date

▪

The Basket is composed of the SPDR® Gold Trust and the Global X Uranium ETF (the “Basket Components”). Each of the Basket Components was given an equal weight.

▪

If not called on the first and second Observation Dates, a maturity of approximately three years

▪

If not called on any of the Observation Dates, 1-to-1 downside exposure to decreases in the Basket, with 100% of your principal at risk

▪

All payments are subject to the credit risk of Barclays Bank PLC.

▪

No periodic interest payments

▪

In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”

▪

Limited secondary market liquidity, with no exchange listing

▪

The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom, or any other jurisdiction.

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY STR-1 and beginning on page S-9 of the prospectus supplement.

Our initial estimated value of the notes, based on our internal pricing models, is $9.518 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-3 and “Risk Factors” beginning on page TS-7 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$19,633,890.00
Underwriting discount(1)	$ 0.20	$377,487.80
Proceeds, before expenses, to Barclays	$ 9.80	$19,256,402.20
(1)	The public offering price and underwriting discount for an aggregate of 310,000 units purchased in a transaction of 300,000 units or more by an individual investor or in combined transactions with the investor’s household is $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

September 10, 2026

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due September 28, 2029 (the “notes”) are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority.

The notes will be automatically called if the Observation Level of the Market Measure, which is the basket of two exchange-traded funds described below (the “Basket”), on any Observation Date is equal to or greater than the Call Level. If your notes are called, you will receive the applicable Call Amount on the related Call Settlement Date, and no further amounts will be payable on the notes. If your notes are not called on any Observation Date, at maturity you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is composed of the SPDR® Gold Trust and the Global X Uranium ETF (each a “Basket Component”). On the pricing date, each of the Basket Components was given an equal weight.

On the cover page of this term sheet, we have provided the estimated value for the notes. This estimated value was determined based on our internal pricing models, which take into account a number of variables, including volatility, interest rates and our internal funding rates, which are our internally published borrowing rates, and the economic terms of certain related hedging arrangements. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. This estimated value is less than the public offering price.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on our internal funding rates, which may vary from the levels at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, reduced the economic terms of the notes. For more information about the estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes
Issuer:	Barclays Bank PLC (“Barclays”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first and second Observation Dates
Market Measure:	An equally weighted basket composed of the SPDR® Gold Trust (Bloomberg symbol: “GLD”) and the Global X Uranium ETF (Bloomberg symbol: “URA”)
Starting Value:	100.00
Ending Value:	The Observation Level of the Basket on the final Observation Date
Observation Level:	The value of the Basket on the applicable Observation Date, calculated as specified in “The Basket” below
Observation Dates:	September 24, 2027, September 22, 2028 and September 21, 2029 (the final Observation Date), approximately one, two and three years after the pricing date. The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of product supplement EQUITY STR-1.
Call Level:	100 (100% of the Starting Value)
Call Amounts (per Unit) and Call Premiums:

$11.596, representing a Call Premium of 15.96% of the principal amount, if called on the first Observation Date;

$13.192, representing a Call Premium of 31.92% of the principal amount, if called on the second Observation Date; and

$14.788, representing a Call Premium of 47.88% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:	The fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-25 of product supplement EQUITY STR-1; provided, however, that the Call Settlement Date related to the final Observation Date will be the maturity date
Threshold Value:	100.00 (100% of the Starting Value)
Price Multiplier:	For each Basket Component, 1, subject to adjustment for certain events relating to that Basket Component, as described beginning on page PS-31 of product supplement EQUITY STR-1
Fees and Charges:	The public offering price of the notes includes the underwriting discount of $0.20 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Calculation Agents:	Barclays and BofA Securities, Inc. (“BofAS”)

Payment Determination

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY STR-1 dated February 11, 2026: http://www.sec.gov/Archives/edgar/data/312070/000095010326001964/dp241434_424b2-equitystr1.htm

▪	Series A MTN prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our” or similar references are to Barclays.

“Autocallable Strategic Accelerated Redemption Securities®” and “STARs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Issuer-related Risks—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Observation Level of the Basket on any of the Observation Dates will be equal to or greater than the Call Level and, in that case, you accept an early exit from your investment.

▪	You accept that any positive return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Basket is greater than the applicable Call Premium.

▪	If the notes are not automatically called, you accept that your investment will result in a loss, which could be significant.

▪	You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪	You are willing to forgo dividends and other benefits of directly owning shares of the Basket Components or the securities and/or commodity held by the Basket Components.

▪	You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described above.

▪	You are willing and able to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You anticipate that the Observation Level of the Basket will be less than the Call Level on each Observation Date.

▪	You anticipate that the notes will not be automatically called and the value of the Basket will decrease from the Starting Value to the Ending Value.

▪	You seek an uncapped return on your investment.

▪	You seek principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or have other benefits of directly owning shares of the Basket Components or the securities and/or commodity held by the Basket Components.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Levels, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

(1)	the Starting Value of 100.00;

(2)	the Threshold Value of 100.00;

(3)	the Call Level of 100.00;

(4)	a term of the notes of approximately three years, if the notes are not called on the first and second Observation Dates;

(5)	a Call Premium of 15.96% of the principal amount if the notes are called on the first Observation Date; 31.92% of the principal amount if called on the second Observation Date; and 47.88% of the principal amount if called on the final Observation Date; and

(6)	Observation Dates occurring approximately one, two and three years after the pricing date.

For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. The value of the Basket will not include any income generated by dividends paid on the Basket Components, which you would otherwise be entitled to receive if you invested in the Basket Components directly. In addition, all payments on the notes are subject to issuer credit risk.

Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.596 = $11.596 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.192 = $13.192 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 - The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.788 = $14.788 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the first Observation Date	150.00	78.00	78.00	78.00
Observation Level on the second Observation Date	N/A	105.00	78.00	78.00
Observation Level on the final Observation Date	N/A	N/A	105.00	50.00
Return of the Market Measure	50.00%	5.00%	5.00%	-50.00%
Return of the Notes	15.96%	31.92%	47.88%	-50.00%
Call Amount / Redemption Amount per Unit	$11.596	$13.192	$14.788	$5.00

Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY STR-1 and page S-9 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Your investment return is limited to the return represented by the Call Premiums and may be less than a comparable investment directly in shares of the Basket Components or the securities and/or commodity held by the Basket Components.

▪	Changes in the price of one Basket Component may be offset by changes in the price of the other Basket Component.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this term sheet. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Valuation- and Market-related Risks

▪	The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪	The estimated value is based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of your notes is lower than the public offering price of your notes. This difference is a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” below. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market, but do not take into account such fees, charges and other amounts.

Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029
▪	The estimated value of the notes is not a prediction of the prices at which MLPF&S, BofAS or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Basket Components or the securities and/or commodity held by the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS. We have the right to appoint and remove the calculation agents.

Basket-related Risks

▪	The sponsor and advisor of a Basket Component may adjust the Basket Component in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪	You will have no rights of a holder of shares of the Basket Components or the securities held by the Global X Uranium ETF or any rights with respect to the commodity held by the SPDR® Gold Trust, and you will not be entitled to receive shares of the Basket Components or dividends or other distributions by the Basket Components or the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Basket Components or the securities and/or commodity held by the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any Basket Component or the issuers of those securities, and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Basket Components.

▪	The performance of a Basket Component may not correlate with the performance of the securities or commodity held by that Basket Component as well as the net asset value per share of that Basket Component, especially during periods of market volatility when the liquidity and the market price of shares of the Basket Component and/or the securities or commodity held by that Basket Component may be adversely affected, sometimes materially.

▪	If the liquidity of the commodity held by the SPDR® Gold Trust is limited, the value of the Basket and, therefore, the return on the notes would likely be impaired.

▪	Suspension or disruptions of market trading in the commodity held by the SPDR® Gold Trust may adversely affect the value of your notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	The payments on the notes will not be adjusted for all corporate events that could affect a Basket Component. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY STR-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts, as described below under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of the ownership and disposition of the notes could be materially and adversely affected.

Even if the treatment of the notes is respected, the IRS may assert that the notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. In addition, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Risk Factors

(A)	The securities held by the Global X Uranium ETF are concentrated in one sector. As a result, the securities that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Global X Uranium ETF, the return on the notes will be subject to certain risks similar to those associated with direct equity investments in the uranium industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

(B)	An investment in the notes is subject to risks associated with the uranium industry with respect to the Global X Uranium ETF. All or substantially all of the equity securities held by the Global X Uranium ETF are issued by companies whose primary line of business is directly associated with uranium mining, uranium exploration and technologies related to the uranium industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The uranium industry is exposed to risks related to the uranium mining industry, the exploration industry, the oil, gas and consumable fuels industry and the energy sector. The uranium mining industry can be significantly affected by competitive pressures in the uranium mining industry and the price of uranium. The exploration and development of mineral deposits involve significant financial risks over a significant period of time. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. Companies in this sector are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. These factors could adversely affect the uranium industry and could affect the value of the equity securities held by the Global X Uranium ETF and the price of the Global X Uranium ETF during the term of the notes, which may adversely affect the value of your notes.

(C)	A limited number of stocks held by the Global X Uranium ETF may affect its price, and the stocks held by the Global X Uranium ETF are not necessarily representative of the uranium industry. While the securities held by the Global X Uranium ETF are common stocks of companies generally considered to be involved in various segments of the uranium industry, the securities held by the Global X Uranium ETF may not follow the price movements of the entire uranium industry generally. As of the date of this term sheet, a small number of securities accounted for a significant portion of the Global X Uranium ETF’s holdings. If these securities decline in value, the Global X Uranium ETF will likely decline in value even if security prices in the uranium industry generally increase in value.

(D)	An investment in the notes is subject to risks relating to non-U.S. markets with respect to the Global X Uranium ETF. Some of the equity securities held by the Global X Uranium ETF are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

(E)	An investment in the notes is subject to risks relating to emerging markets with respect to the Global X Uranium ETF. Some of the equity securities held by the Global X Uranium ETF have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

(F)	The notes are subject to foreign currency exchange rate risk with respect to the Global X Uranium ETF. The Global X Uranium ETF holds securities traded outside of the United States. Its share price will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the securities held by the Global X Uranium ETF are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the Global X Uranium ETF are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Global X Uranium ETF will be adversely affected and the price of the Global X Uranium ETF may decrease.

(G)	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The SPDR® Gold Trust holds a single commodity and not a diverse basket of commodities or components of a broad-based commodity index. The SPDR® Gold Trust’s assets may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

(H)	Gold prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the SPDR® Gold Trust. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile. Consequently, the performance of the SPDR® Gold Trust and the return on the notes could be adversely affected.

(I)	The value of the SPDR® Gold Trust may not fully replicate the price of gold. The performance of the SPDR® Gold Trust may not fully replicate the price of gold due to the fees and expenses charged by the SPDR® Gold Trust, restrictions on access to gold or other circumstances. The SPDR® Gold Trust does not generate any income and as the SPDR® Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the SPDR® Gold Trust has gradually declined over time. The SPDR® Gold Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the SPDR® Gold Trust rises or falls in response to changes in the price of gold. The sale of the SPDR® Gold Trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the SPDR® Gold Trust. Additionally, there is a risk that part or all of the SPDR® Gold Trust’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

(J)	There are risks relating to commodities trading on the London Bullion Market Association. The value of the SPDR® Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association (the “LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

The Basket

The Basket is designed to allow investors to receive the Call Amount or the Redemption Amount, as applicable, depending on the percentage changes in the value of the Basket from the Starting Value to the values of the Basket on the Observation Dates. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-36 of product supplement EQUITY STR-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution

SPDR® Gold Trust	GLD	50.00%	$396.36	0.12614795	50.00

Global X Uranium ETF	URA	50.00%	$45.00	1.11111111	50.00

				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agents will calculate the value of the Basket for an Observation Date by summing the products of the Closing Market Price of each Basket Component (multiplied by its Price Multiplier) on that Observation Date and the Component Ratio applicable to that Basket Component. The Price Multiplier for each Basket Component will initially be 1, and is subject to adjustment as described in product supplement EQUITY STR-1. If a Market Disruption Event or non-Market Measure Business Day occurs as to any Basket Component on a scheduled Observation Date, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes—Basket Market Measures—Observation Level of the Basket” in product supplement EQUITY STR-1.

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical daily historical performance of the Basket from January 1, 2016 through September 10, 2026. The graph is based upon actual daily historical prices of the Basket Components, hypothetical Component Ratios based on the closing prices of the Basket Components as of January 1, 2016, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

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Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

The Basket Components

All information contained in this term sheet regarding the Basket Components has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the fund manager or sponsor of each Basket Component. Each Basket Component is maintained and managed by its fund manager or sponsor. The consequences of any discontinuance of a Basket Component are discussed in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY STR-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Basket Components in connection with the offer and sale of the notes.

The SPDR® Gold Trust

World Gold Trust Services, LLC (“World Gold”) is the sponsor of the SPDR® Gold Trust (the “GLD Fund”). The Bank of New York Mellon is the trustee of the GLD Fund, and State Street Global Advisors Funds Distributors, LLC is the marketing agent of the GLD Fund. HSBC Bank plc and JPMorgan Chase Bank, N.A. are the custodians of the GLD Fund. The GLD Fund is an investment trust that trades on the NYSE Arca, Inc. under the ticker symbol “GLD.”

The investment objective of the GLD Fund is for its shares to reflect the performance of the price of gold bullion, less the GLD Fund’s expenses. The GLD Fund holds gold bars and from time to time, issues blocks of shares in exchange for deposits of gold and distributes gold in connection with the redemption of blocks of shares. The shares of the GLD Fund are designed for investors who want a cost-effective and convenient way to invest in gold.

The shares of the GLD Fund represent units of fractional undivided beneficial interest in and ownership of the GLD Fund. The GLD Fund is a passive investment vehicle and the trustee of the GLD Fund does not actively manage the gold held by the GLD Fund. The trustee of the GLD Fund sells gold held by the GLD Fund to pay the GLD Fund’s expenses on an as-needed basis irrespective of then-current gold prices. Currently, the GLD Fund’s only recurring fixed expense is World Gold’s fee which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the GLD Fund, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the GLD Fund.

Information provided to or filed with the SEC by the GLD Fund pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-267520 and 001-32356, respectively, through the SEC’s website at https://www.sec.gov. The GLD Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The GLD Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and World Gold is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Gold

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events, especially those of unexpected nature. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

The following graph shows the daily historical performance of the GLD Fund on its primary exchange in the period from January 1, 2016 through September 10, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 10, 2026, the Closing Market Price of the GLD Fund was $396.36. The graph below may reflect adjustments in response to certain actions such as stock splits and reverse stock splits.

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This historical data on the GLD Fund is not necessarily indicative of the future performance of the GLD Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the GLD Fund during any period set forth above is not an indication that the price per share of the GLD Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the GLD Fund.

Autocallable Strategic Accelerated Redemption Securities®	TS-14

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

The Global X Uranium ETF

The Global X Uranium ETF (the “URA Fund”) is an investment portfolio of Global X Funds and is maintained and managed by Global X Management Company LLC (“Global X Management”). Global X Management is currently the investment advisor to the URA Fund. The URA Fund is an exchange-traded fund that trades on NYSE Arca under the ticker symbol “URA.”

The URA Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Solactive Global Uranium & Nuclear Components Total Return Index (the “Global Uranium & Nuclear Components Index”). The Global Uranium & Nuclear Components Index is a modified market capitalization-weighted index designed to measure the performance of international companies that have or are expected to have business operations or exposure in the uranium industry. For more information about the Global Uranium & Nuclear Components Index, please see “The Solactive Global Uranium & Nuclear Components Total Return Index” below.

The URA Fund uses a “passive” or indexing approach to try to achieve its investment objective. The URA Fund generally will use a replication strategy. A replication strategy is an indexing strategy that involves investing in the securities of the Global Uranium & Nuclear Components Index in approximately the same proportions as in the Global Uranium & Nuclear Components Index. However, the URA Fund may utilize a representative sampling strategy with respect to the Global Uranium & Nuclear Components Index when a replication strategy might be detrimental or disadvantageous to shareholders of the URA Fund, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the Global Uranium & Nuclear Components Index, in instances in which a security in the Global Uranium & Nuclear Components Index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the URA Fund but not the Global Uranium & Nuclear Components Index.

“Tracking error” is the divergence of the URA Fund’s performance from that of the Global Uranium & Nuclear Components Index. Tracking error may occur because of differences between the securities and other instruments held in the URA Fund’s portfolio and those included in the Global Uranium & Nuclear Components Index, pricing differences (including differences between a security’s price at the local market close and the URA Fund’s valuation of a security at the time of calculation of the URA Fund’s net asset value), transaction costs incurred by the URA Fund, the URA Fund’s holding of uninvested cash, size of the URA Fund, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Global Uranium & Nuclear Components Index or the costs to the URA Fund of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the URA Fund incurs fees and expenses, while the Global Uranium & Nuclear Components Index does not. Exchange-traded funds that track indices with significant weight in emerging markets issuers may experience higher tracking error than other exchange-traded funds that do not track such indices.

Global X Funds is a registered investment company that consists of numerous separate investment portfolios, including the URA Fund. Information provided to or filed with the SEC by Global X Funds pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-151713 and 811-22209, respectively, through the SEC’s website at http://www.sec.gov.

The Solactive Global Uranium & Nuclear Components Total Return Index

All information contained in this term sheet regarding the Solactive Global Uranium & Nuclear Components Total Return Index is derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Solactive AG (“Solactive”). The Global Uranium & Nuclear Components Index is calculated, maintained and published by Solactive. Solactive has no obligation to continue to publish, and may discontinue publication of, the Global Uranium & Nuclear Components Index.

The Global Uranium & Nuclear Components Index is a modified market capitalization-weighted index that is designed to track the performance of international companies that have or are expected to have business operations or exposure in the uranium industry. This particularly includes uranium mining, exploration, uranium investments and technologies related to the uranium industry. The Global Uranium & Nuclear Components Index was launched on January 30, 2018. The Global Uranium & Nuclear Components Index is reported by Bloomberg L.P. under the ticker symbol “SOLURANT.”

The Global Uranium & Nuclear Components Index is calculated on each weekday on which the New York Stock Exchange (“NYSE”), The Nasdaq Stock Market and the London Stock Exchange are each open for general business (a “Calculation Day”).

Composition of the Solactive Global Uranium & Nuclear Components Total Return Index

Selection of Index Components

The composition of the Global Uranium & Nuclear Components Index is adjusted twice a year on each Adjustment Day. An “Adjustment Day” is the last day that the NYSE is open for trading (a “NYSE trading day”) in each January and July, provided that if that day is not a Calculation Day, then the relevant Adjustment Day will be the second following Calculation Day. On the tenth NYSE trading day before an Adjustment Day (a “Selection Day”), Solactive provides the “Selection Pool” which, in respect of a Selection Day, consists of the companies that fulfill the following conditions:

1.	Primary listing in one of the countries that are part of the Developed Markets and Emerging Markets (excluding China, India and Taiwan) as defined by the Solactive Country Classification;

Autocallable Strategic Accelerated Redemption Securities®	TS-15

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029
2.	Significant business operations in the uranium industry (particularly in uranium mining and exploration for uranium) (“Pure Play Companies”) or conducting business operations that are related to the uranium industry (particularly in uranium mining, exploration for uranium, physical uranium investments and technologies related to the uranium industry) in which they generate large absolute revenues (“Non-Pure Play Companies”) or a nuclear component producer (“Nuclear Component Producer Companies”);

3.	Free float market capitalization of at least US$50 million for companies that are not currently included in the Global Uranium & Nuclear Components Index on the Selection Day or at least US$30 million for companies that are currently included in the Global Uranium & Nuclear Components Index on the Selection Day;

4.	Average daily trading volume over all national exchanges within the listed country in the three months prior to the Selection Day (or, in the case of a company that has completed a significant initial public offering (“significant IPO”) less than three months prior to the Selection Day, i.e. an IPO with a company-level total market capitalization greater than the company-level total market capitalization of at least 50% of the current Index Components as of the previous Selection Day, the period from the security’s first trading day to the Selection Day) expressed in U.S. dollars (the “Relevant Trading Volume”) of at least US$100,000 for companies that are not currently included in the Global Uranium & Nuclear Components Index on the Selection Day or at least US$50,000 for companies that are currently included in the Global Uranium & Nuclear Components Index on the Selection Day; and

5.	Initial public offerings with less than three calendar months of trading history as of the Selection Day must have been listed at least 10 calendar days prior to the Selection Day, if considered as significant IPO, and three calendar months prior to the Selection Day, in the case of other IPOs.

Companies involved in the production, development or maintenance of, or producing or developing key and dedicated components for, certain controversial weapons are excluded from the Selection Pool, as are companies that own 20% or more of a company involved in controversial weapons or that are themselves owned 50% or more by a company involved in controversial weapons.

The overall number of Non-Pure Play Companies and Nuclear Component Producer Companies (in aggregate) will be capped at 15, with preference given to current index components first and then prioritized by free float market capitalization. Otherwise, all members of the Selection Pool are included as components of the Global Uranium & Nuclear Components Index (“Index Components”). The selection of the Index Components is fully rule-based and no discretionary decisions can be made.

Weighting of Index Components

On each Selection Day, the weights of the selected Index Components are determined by applying an effective market capitalization weighting scheme that accounts for liquidity in determining final weights.

1.	The weight of a selected Index Component is determined based on the lesser of free float market capitalization and average daily trading volume multiplied by 2000.

2.	Non-Pure Play Companies and Nuclear Component Producer Companies are capped at 2%.

3.	The maximum weight of a Pure Play Company is 22.50%.

4.	The aggregate weight of all Pure Play Companies with a weight larger than or equal to 5% is capped at 47.50%.

5.	All remaining Pure Play Companies are capped at 4.75%.

6.	The aggregate weight of all Index Components structured as investment trusts which provide exposure to physical uranium is capped at 10%. Any excess weight resulting from this procedure is redistributed to all the remaining constituents which are not capped on a pro-rata basis.

Quarterly Diversification Review

The Index Components are subject to re-weighting adjustment on each Monitoring Adjustment Day. A “Monitoring Adjustment Day” is the last NYSE trading day in each April and October, provided that if that day is not a Calculation Day, then the relevant Monitoring Adjustment Day will be the second following Calculation Day. On the tenth NYSE trading day before each Monitoring Adjustment Day (a “Monitoring Selection Day”), the Index Components are reviewed for a breach of the following criteria:

1.	The maximum weight of the top Index Component must not be greater than 25%. If this criterion is breached, that stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.

2.	The maximum aggregate weight of the top five Index Components must not exceed 60%. If this criterion is breached, the stocks are proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.

3.	The maximum weight of Index Components with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6 months or available history if shorter) must not exceed 30%. If this criterion is breached, the stocks with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months or available history if shorter) and US$25 million monthly average daily traded value (monthly average of the previous 6

Autocallable Strategic Accelerated Redemption Securities®	TS-16

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

months or available history if shorter) are proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.

4.	The maximum weight of Index Components with a market capitalization below US$100 million must not account for more than 10%. If this criterion is breached, stocks with market capitalization below US$100 million are proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process is repeated until none of the constraints are breached. In the event that the above criteria cannot be satisfied using the buffers described above, the weighting will be reviewed by the Index Committee. After the review, the decision will be announced publicly.

Calculation of the Solactive Global Uranium & Nuclear Components Total Return Index

The Global Uranium & Nuclear Components Index is calculated as a net total return index. A net total return index seeks to replicate the overall return from holding a portfolio consisting of the Index Components. In order to achieve this aim, a net total return index considers payments, such as dividends, after the deduction of any withholding tax or other amounts an investor holding the Index Components would typically be exposed to.

The Global Uranium & Nuclear Components Index’s index level on a given Calculation Day is calculated as the sum of the market capitalization of the Index Components divided by the divisor, which is a mathematical factor defined at the inception of the Global Uranium & Nuclear Components Index. The divisor is adjusted by certain corporate actions and index rebalances. Additionally, dividends paid by any Index Component are applied across the entire basket by changing the divisor. The level of the Global Uranium & Nuclear Components Index changes based on changes in the price of its Index Components taking into account their weight in the Global Uranium & Nuclear Components Index and any currency conversion.

For intraday calculation of the Global Uranium & Nuclear Components Index, prices of Index Components not in U.S. dollars are converted using the current Intercontinental Exchange spot foreign exchange rate. If there is no current price available for an Index Component, the most recent closing price or the last available trading price for the preceding trading day is used in the calculation. For the daily index closing value calculation, trading prices of Index Components not in U.S. dollars are converted using the 4pm London time WM Fixing quoted by Reuters. If there is no 4pm London time WM Fixing for the relevant Calculation Day, the last available 4pm London time WM Fixing will be used for the index closing value calculation.

Under certain circumstances, an adjustment of the Global Uranium & Nuclear Components Index may be necessary between two regular Rebalance Days. Such adjustment has to be made if a corporate action in relation of an Index Component occurs. Such adjustment may have to be done in relation to an Index Component and/or may also affect the number of Index Components and/or the weighting of certain Index Components.

Index Maintenance

The composition of the Global Uranium & Nuclear Components Index is reviewed on each Selection Day. Solactive will publish any changes made to the Index Components with sufficient notice before the relevant Adjustment Day.

As part of the Index maintenance, Solactive will consider various events—also referred to as corporate actions—which result in an adjustment to the Index between two regular rebalances. Such events have a material impact on the price, weighting or overall integrity of Index Components. Therefore, they need to be accounted for in the calculation of the Index. Corporate actions will be implemented from the cum-day to the ex-day of the corporate action, so that the adjustment to the Index coincides with the occurrence of the price effect of the respective corporate action. Solactive considers the following, but not conclusive, list of corporate action as relevant for Index maintenance: cash distributions, stock distributions, share splits, reverse splits, capital increases, share repurchases, spin-offs, mergers and acquisitions, delistings, nationalization of a company and insolvency.

Index Oversight

A committee composed of staff from Solactive (the “Index Committee”) is responsible for any amendments to the rules governing the Global Uranium & Nuclear Components Index. Any amendment to these rules must be submitted to the Index Committee for prior approval and will be made in compliance with Solactive’s methodology policy.

Autocallable Strategic Accelerated Redemption Securities®	TS-17

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

The following graph shows the daily historical performance of the URA Fund on its primary exchange in the period from January 1, 2016 through September 10, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 10, 2026, the Closing Market Price of the URA Fund was $45.00. The graph below may reflect adjustments in response to certain actions such as stock splits and reverse stock splits.

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This historical data on the URA Fund is not necessarily indicative of the future performance of the URA Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the URA Fund during any period set forth above is not an indication that the price per share of the URA Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the URA Fund.

Autocallable Strategic Accelerated Redemption Securities®	TS-18

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has advised us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that, at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes and our creditworthiness. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”) and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Autocallable Strategic Accelerated Redemption Securities®	TS-19

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date was based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes and estimated costs which we may incur in hedging our obligations under the notes.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-9 and “Use of Proceeds and Hedging” on page PS-23 of product supplement EQUITY STR-1.

Autocallable Strategic Accelerated Redemption Securities®	TS-20

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Basket. Assuming this treatment is respected, upon a sale or exchange of the notes (including redemption upon an automatic call or at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the notes, which should equal the amount you paid to acquire the notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of notes at the original issue price. The notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. In addition, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-21

Autocallable Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs, due September 28, 2029

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.

Autocallable Strategic Accelerated Redemption Securities®	TS-22